Exhibit 99.1

Innoviva Reports Second Quarter 2025 Financial Results; Highlights Recent Company Progress

Strong royalties portfolio performance with $67.3 million in revenue

IST achieved U.S. net product sales of $29.0 million, reflecting 54% year-over-year growth

ZEVTERA (ceftobiprole medocaril sodium, for injection) launched in the U.S.

Zoliflodacin NDA accepted by FDA with Priority Review; PDUFA date set for December 15, 2025

BURLINGAME, Calif. – August 6, 2025 – Innoviva, Inc. (NASDAQ: INVA) (“Innoviva” or the “Company”), a diversified holding company with a core royalties portfolio, a leading critical care and infectious disease platform known as Innoviva Specialty Therapeutics (“IST”), and a portfolio of strategic investments in healthcare assets, today reported financial results for the second quarter ended June 30, 2025, and highlighted select corporate progress and achievements.

“Innoviva continued to deliver impressive financial and operational results last quarter, represented by strong performance from our GSK royalties portfolio, combined with significant momentum from our IST-marketed products. We successfully launched our fourth product, ZEVTERA, the first and only FDA-approved cephalosporin for MRSA-related Staphylococcus aureus bacteremia, in the U.S., and we are pleased with the market engagement,” said Pavel Raifeld, Chief Executive Officer of Innoviva. “The FDA’s acceptance of the zoliflodacin NDA and granting of Priority Review mark critical regulatory milestones for this important product. We will be working diligently with the FDA toward the PDUFA target action date of December 15, 2025. If approved, single-dose oral zoliflodacin could be the first new antibiotic in decades for the treatment of gonorrhea. I believe recent advances attest to the success of our efforts to build a best-in-class business in the infectious disease and critical care space. We are also pleased with excellent progress across our strategic healthcare asset portfolio, including Armata Pharmaceuticals’ recently announced positive Phase 2 data in Staphylococcus aureus bacteremia.”

Mr. Raifeld continued, “Our dynamic, well-capitalized business has proven to be resilient, despite significant external volatility, and we see multiple opportunities to create value in the current market environment through thoughtful capital allocation.”

Financial Highlights

•	Royalty revenue: Second quarter 2025 gross royalty revenue from Glaxo Group Limited (“GSK”) was $67.3 million, compared to $67.2 million for the second quarter 2024.

•	Net product sales: Second quarter 2025 net product sales totaled $35.5 million, consisting of $29.0 million in U.S. net product sales and $6.5 million in ex-U.S. net product sales, compared to $21.7 million in net product sales for the second quarter 2024. U.S. net product sales included $17.0 million from GIAPREZA®, $8.5 million from XACDURO®, $3.1 million from XERAVA®, and $0.3 million from ZEVTERA, representing a 54% increase compared to total U.S. net product sales of $18.8 million in the second quarter 2024.

•	Income from operations: Second quarter 2025 income from operations was $48.8 million, a decrease of 11% from $54.7 million in the second quarter 2024, primarily due to a non-recurring milestone payment and cost-sharing reimbursement from our partner in 2024, as well as increased research and development costs for zoliflodacin in preparation for potential FDA approval in 2025.

•	Equity and long-term investments: Second quarter 2025 net favorable changes in fair values of equity and long-term investments totaled $24.4 million, compared to unfavorable changes of $90.7 million in the second quarter 2024, were primarily due to share price appreciation of Armata Pharmaceuticals and other equity investments.

•	Net income: Second quarter 2025 net income was $63.7 million, or $1.01 basic per share, compared to a net loss of $34.7 million, or ($0.55) basic per share, for the second quarter 2024.

•	Cash and cash equivalents: Totaled $397.5 million. Royalty and net product sales receivables totaled $88.3 million as of June 30, 2025.

Key Business and R&D Highlights

•	ZEVTERA (ceftibiprole): an advanced-generation cephalosporin antibiotic approved in the U.S. for three specific indications – Staphylococcus aureus bloodstream infections (bacteremia) (SAB) in adults, including right-sided infective endocarditis, acute bacterial skin and skin structure infections (ABSSSI) in adults, and community-acquired bacterial pneumonia (CABP) in adults and pediatric patients (3 months to less than 18 years old).

o	IST commercially launched ZEVTERA in the U.S. in July 2025.

•	Zoliflodacin: an investigational, first-in-class, single oral dose, spiropyrimidinetrione antibiotic for the treatment of uncomplicated gonorrhea in adults and pediatric patients 12 years and older. It is being developed in partnership with The Global Antibiotic Research & Development Partnership (“GARDP”).

o	In June 2025, the U.S. Food and Drug Administration (FDA) accepted the zoliflodacin New Drug Application (NDA), granted Priority Review and assigned a PDUFA target action date of December 15, 2025.

o	Subsequent to the NDA acceptance, the FDA indicated in its Day-74 letter that it did not plan to hold an Advisory Committee meeting to discuss the zoliflodacin NDA.

•	Update on Strategic Healthcare Assets

o	Innoviva’s portfolio of strategic assets held through the Company’s various subsidiaries was valued at $449.3 million as of June 30, 2025.

About Innoviva

Innoviva is a diversified holding company with a core royalties portfolio, a leading critical care and infectious disease platform known as Innoviva Specialty Therapeutics (“IST”), and a portfolio of strategic investments in healthcare assets. Innoviva’s royalty portfolio includes respiratory assets partnered with Glaxo Group Limited (“GSK”). Innoviva is entitled to receive royalties from GSK on sales of RELVAR®/BREO® ELLIPTA® and ANORO® ELLIPTA®. Innoviva’s other innovative healthcare assets include infectious disease and critical care assets stemming from acquisitions of Entasis Therapeutics, including XACDURO® (sulbactam for injection; durlobactam for injection), co-packaged for intravenous use approved for the treatment of adults with hospital-acquired bacterial pneumonia and ventilator-associated bacterial pneumonia caused by susceptible strains of Acinetobacter baumannii-calcoaceticus complex and the investigational zoliflodacin currently being developed for the treatment of uncomplicated gonorrhea, and La Jolla Pharmaceutical Company, including GIAPREZA® (angiotensin II), approved to increase blood pressure in adults with septic or other distributive shock and XERAVA® (eravacycline) for the treatment of complicated intra-abdominal infections in adults. Innoviva also markets ZEVTERA (ceftobiprole), an advanced-generation cephalosporin antibiotic, in the U.S. through an exclusive license from Basilea Pharmaceutica International Ltd, Allschwil. For more information about Innoviva, go to www.innoviva.com. For information about Innoviva Specialty Therapeutics, go to www.innovivaSpecialtytherapeutics.com.

ANORO®, RELVAR® and BREO® are trademarks of the GSK group of companies. ZEVTERA is a trademark of Basilea Pharmaceutica Ltd, Allschwil.

Forward Looking Statements

This press release contains certain “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives, and future events. Innoviva intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “expect”, “goal”, “intend”, “objective”, “opportunity”, “plan”, “potential”, “target” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements involve substantial risks, uncertainties, and assumptions. These statements are based on the current estimates and assumptions of the management of Innoviva as of the date of this press release and are subject to known and unknown risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Innoviva to be materially different from those reflected in the forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, risks related to: expected cost savings; lower than expected future royalty revenue from respiratory products partnered with GSK; the commercialization of RELVAR®/BREO® ELLIPTA®, ANORO® ELLIPTA®, GIAPREZA®, XERAVA®, XACDURO® and ZEVTERA in the jurisdictions in which these products have been approved; the strategies, plans and objectives of Innoviva (including Innoviva’s growth strategy and corporate development initiatives); the timing, manner, and amount of potential capital returns to shareholders; the status and timing of clinical studies, data analysis and communication of results; the potential benefits and mechanisms of action of product candidates; expectations for product candidates through development and commercialization; the timing of regulatory approval of product candidates; and projections of revenue, expenses and other financial items; the timing, manner and amount of capital deployment, including potential capital returns to stockholders; and risks related to the Company’s growth strategy. Other risks affecting Innoviva are described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Innoviva’s Annual Report on Form 10-K for the year ended December 31, 2024 and subsequently Quarterly Reports on Form 10-Q, which are on file with the Securities and Exchange Commission (“SEC”) and available on the SEC’s website at www.sec.gov. Past performance is not necessarily indicative of future results. No forward-looking statements can be guaranteed, and actual results may differ materially from such statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. The information in this press release is provided only as of the date hereof, and Innoviva assumes no obligation to update its forward-looking statements on account of new information, future events or otherwise, except as required by law.

Contacts

Innoviva, Inc.

David Patti

Corporate Communications

(908) 421-5971

david.patti@inva.com

Investors and Media:

Argot Partners
(212) 600-1902
innoviva@argotpartners.com

INNOVIVA, INC.

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Revenue:
Royalty revenue, net (1)	$63,880	$63,742	$121,687	$122,157
Net product sales	35,493	21,651	65,772	40,735
License and other revenue	910	14,505	1,456	14,505
Total revenue	100,283	99,898	188,915	177,397
Cost of products sold
(inclusive of amortization of inventory fair value adjustments)	10,590	8,472	19,432	19,443
Amortization of acquired intangible assets	6,547	6,440	13,022	12,880
Gross profit	83,146	84,986	156,461	145,074
Operating expenses:
Selling, general and administrative	26,412	27,740	53,903	58,145
Research and development	7,983	2,560	12,379	6,438
Total operating expenses	34,395	30,300	66,282	64,583
Income from operations	48,751	54,686	90,179	80,491
Changes in fair values of equity method investments, net	13,082	(60,108)	(467)	(24,766)
Changes in fair values of equity and long-term investments, net	11,280	(30,556)	(54,019)	(43,891)
Interest and dividend income	4,925	3,474	9,463	7,873
Interest expense	(4,663)	(5,802)	(9,374)	(11,653)
Other expense, net	(777)	(973)	(1,773)	(2,209)
Income (loss) before income taxes	72,598	(39,279)	34,009	5,845
Income tax expense	(8,910)	4,594	(16,905)	(3,998)
Net income (loss)	$63,688	$(34,685)	$17,104	$1,847

Net income (loss) per share:
Basic	$1.01	$(0.55)	$0.27	$0.03
Diluted	$0.77	$(0.55)	$0.24	$0.03

Shares used to compute net income (loss) per share:
Basic	62,865	62,526	62,787	62,856
Diluted	84,452	62,526	84,342	63,064

(1) Total net revenue is comprised of the following (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024

	(unaudited)		(unaudited)
Royalties	$67,336	$67,198	$128,599	$129,069
Amortization of capitalized fees	(3,456)	(3,456)	(6,912)	(6,912)
Royalty revenue, net	$63,880	$63,742	$121,687	$122,157

INNOVIVA, INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30,	December 31,
	2025	2024
Assets
Cash and cash equivalents	$397,532	$304,964
Royalty and product sale receivables	88,261	86,366
Inventory, net	48,996	33,725
Prepaid expense and other current assets	16,791	21,719
Current portion of ISP Fund investments	100,198	107,532
Property and equipment, net	451	514
Equity method and equity and long-term investments	349,110	393,957
Capitalized fees	63,049	69,961
Right-of-use assets	1,759	2,453
Goodwill	17,905	17,905
Intangible assets	195,411	208,433
Deferred tax assets	12,931	12,054
Other assets	41,178	41,477
Total assets	$1,333,572	$1,301,060

Liabilities and stockholders’ equity
Other current liabilities	$48,117	$39,507
Accrued interest payable	3,418	3,422
Deferred revenues	3,125	1,126
Convertible senior notes, due 2025, net	191,903	192,028
Convertible senior notes, due 2028, net	257,019	256,316
Other long term liabilities	60,021	64,275
Income tax payable - long term	55,148	53,227
Innoviva stockholders’ equity	714,821	691,159
Total liabilities and stockholders’ equity	$1,333,572	$1,301,060

INNOVIVA, INC.

Cash Flows Summary

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2025	2024
Net cash provided by operating activities	$92,690	$80,765
Net cash used in investing activities	(1,552)	(43,038)
Net cash provided by (used in) financing activities	1,430	(14,237)
Net change	$92,568	$23,490
Cash and cash equivalents at beginning of period	304,964	193,513
Cash and cash equivalents at end of period	$397,532	$217,003

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